EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2006 relating to the consolidated financial statements of Hydril Company and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hydril Company for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 26, 2006